PRESS RELEASE

HARRIS & HARRIS GROUP, INC. ®	SEPTEMBER 28, 2010
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

NASDAQ/NMS SYMBOL: TINY	TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES FIRST VENTURE DEBT INVESTMENT

Harris & Harris Group, Inc., announced today its first venture debt investment of $500,000 in GEO Semiconductor, Inc.  The round of venture debt financing was led by Montage Capital, LLC.  We received warrants as part of this venture debt financing.  This investment is part of Harris & Harris Group’s efforts to expand its core venture capital investments in equity of privately held and publicly traded small companies with debt securities that provide predictable cash flows and timelines for returns on investment.  In addition to providing venture debt financing, Harris & Harris Group continues to make equity-based venture capital investments in companies developing and integrating products enabled by nanotechnology and microsystems.

GEO Semiconductor develops high-performance, programmable video and geometry pixel processor solutions that enable correction of color and brightness uniformity issues in light-emitting diode and laser backlit displays and in correcting optical anomalies and non-uniformity issues in smartphone cameras.  GEO Semiconductor plans to use the proceeds to support current design wins for its chips and ongoing business development activities.  A press release issued by GEO Semiconductor regarding this financing can be accessed at http://www.businesswire.com/news/home/20100928006556/en/GEO-Semiconductor-Closes-2-Million-Venture-Debt.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.businesswire.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the contents of third party websites.